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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20548


                                    Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number     0-21934
                                                                 ---------------


                              TELEPAD CORPORATION
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             (Exact name of registrant as specified in its charter)


Kurt F. Gwynne, Chapter 11 Trustee for TelePad Corporation; Two Logan Square,
                    12th Floor, Philadelphia, PA 19103-2756
                                 (215) 567-7659
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Class A Common Stock, Class A
                          Redeemable Warrants, Class B
                          Redeemable Warrants, Class C
                            Redeemable Warrants and
                          Class D Redeemable Warrants
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                 ----------------------------------------------
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                        section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4 (a)(1)(i)     [X]        Rule 12h-3 (b)(1)(i)    [ ]
     Rule 12g-4 (a)(1)(ii)    [ ]        Rule 12h-3 (b)(1)(ii)   [ ]
     Rule 12g-4 (a)(2)(i)     [ ]        Rule 12h-3 (b)(2)(i)    [ ]
     Rule 12g-4 (a)(2)(ii)    [ ]        Rule 12h-3 (b)(2)(ii)   [ ]
                                         Rule 15d-6              [X]
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     Approximate number of holders of record as of the certification or notice date: 100

     Pursuant to the requirements of the Securities Exchange Act of 1934 TelePad Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 17, 1999                           By: /s/ Kurt F. Gwynne
                                                      -----------------------
                                                       Kurt F. Gwynne
                                                       Chapter 11 Trustee for
                                                         Telepad Corporation